UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2011

NEXT FUEL, INC.
(EXACT NAME OF COMPANY AS SPECIFIED IN CHARTER)

Nevada	333-148493	32-2305768
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

821 Frank Street Sheridan WY	82801
(Address of Principal Executive Offices)	(Zip Code)

(307) 674-2145
(Company’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 20, 2012 Ciris Energy, Inc.'s case against us and our President Chief Technology Officer, Director and shareholder, Mr, Song Jin, was dismissed with prejudice pursuant to a settlement agreement entered into in December 2011.  We believe this terminates all claims by Ciris against us and Mr. Song Jin.

Ciris originally filed the complaint against us and Mr. Song Jin, on August 24, 2011 in the District Court of Larimer County, Colorado entitled Ciris Energy, Inc. v Song Jin, an individual and Next Fuel, Inc. (Case Number 2011CV1712) that alleged that we induced him to breach a non-competition agreement and a confidentiality agreement with his former employer.  During December 2011, we entered into a settlement agreement in that legal action.  The settlement agreement did not require us to make any payments and Mr. Jin and Next Fuel admitted to no wrongdoing.  As part of the resolution of the lawsuit, Mr. Jin and Next Fuel agreed that Mr. Jin, for a period of four months ended March 17, 2012 would not be involved within the United States, The People’s Republic of China, and Indonesia, in any research, business development, marketing, strategic planning, project oversight and/or management, technology sales, grant preparation, or any other work related to the biological conversion of coal to methane.  Mr. Jin has otherwise continued his normal duties as an officer and director of Next Fuel.  Our operations have not been adversely affected by these restrictions.  We have utilized Mr. Jin's services to develop markets for our biogenic methane gas technology in areas with abundant coal and other carbon resources that are not restricted by this settlement.  During this period he has also investigated opportunities to develop or acquire other advanced clean renewable energy technologies.  With collaborations with leading research institutes, we continue to focus on identifying and acquiring or developing a portfolio of growth opportunities with compelling market values and clean energy and environmental stewardship.

ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

(a)	Financial Statements of Business Acquired.
Not applicable.
(b)	Pro Forma Financial Information
Not applicable.
(c)	Exhibits. See Exhibit index which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXT FUEL, INC.

DATED: March 21, 2012	By:	/s/ Robert H. Craig
Robert H. Craig
Chief Executive Officer